CAUSEY DEMGEN & MOORE INC.

Certified Public Accountants and Consultants

Suite 4650
1801 California Street
Denver , Colorado 80202-2681
Telephone: (303) 296-2229
Facsimile: (303) 296-3731
www.cdmcpa.com

April 11, 2006

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Croff Enterprises, Inc.
       SEC File No. 000-16731

Ladies and Gentlemen:

The undersigned Causey Demgen & Moore Inc. previously acted as the registered public accounting firm to audit the financial statements of Croff Enterprises, Inc. (the “Company”). We are no longer acting as the registered public accounting firm to the Company.

This letter will confirm that we have reviewed Item 4.01 of the Company’s Form 8-K/A dated March 31, 2006, captioned “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT” and that we agree with the statements made therein as they relate to us. Causey, Demgen & Moore Inc. knows of no conflicts or disputes with the Company over accounting matters during the two most recent fiscal years and during the subsequent interim period.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Dated this 11th day of April, 2006.

Sincerely,

/s/ CAUSEY DEMGEN & MOORE INC.

CAUSEY DEMGEN & MOORE INC.
Denver, Colorado